Exhibit 10.4

ALLOS THERAPEUTICS, INC.

FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

MARC H. GRABOYES

This FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “First Amendment”) is entered into effective as of May 20, 2009, by and between ALLOS THERAPEUTICS, INC. (the “Company”) and MARC H. GRABOYES (“Executive”) (collectively, the “Parties”).

RECITALS:

WHEREAS, the Parties entered into an Amended and Restated Employment Agreement on December 13, 2007 (the “Employment Agreement”);

WHEREAS, the Employment Agreement provides for the acceleration of vesting of Executive’s stock option and restricted stock awards in connection with the Executive’s termination of employment within specified periods prior to or following a change in control of the Company;

WHEREAS, the Company granted restricted stock units to its executive officers and certain other employees as part of the Company’s 2009 annual performance review and appraisal process; and

WHEREAS, the Company and Executive have agreed to this First Amendment in order to, among other things, provide (i) for acceleration of the vesting of all of Executive’s outstanding stock options and/or other stock awards, including without limitation restricted stock and restricted stock units, should Executive’s employment be terminated within the period prior to or following a change in control of the Company as specified in the Employment Agreement, (ii) cessation of vesting of all of Executive’s unvested stock options and/or other stock awards should Executive’s employment be terminated under circumstances other than in connection with a change of control of the Company, and (c) reduction of the acceleration of vesting of all unvested stock options and/or other stock awards, as necessary, if certain payments to the Executive are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the promises, mutual covenants, the above recitals, and the agreements herein set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.               The last sentence of each of Section 10(a), Section 10(b), Section 10(c) and Section 10(d) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“Vesting of any unvested stock options and/or other stock awards shall cease on the date of termination.”

2.               The second paragraph of Section 10(e) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“In addition, notwithstanding anything contained in Executive’s stock option and/or other stock award agreements to the contrary, in the event the Company (or any surviving or acquiring corporation) terminates Executive’s employment without Just Cause or Executive resigns for Good Reason within one (1) month prior to or twelve (12) months following the effective date of a Change in Control, and any surviving corporation or acquiring corporation assumes Executive’s stock options and/or other stock awards, as applicable, or substitutes similar stock options or stock awards for Executive’s stock options and/or other stock awards, as applicable, in accordance with the terms of the Company’s equity incentive plans, then (i) the vesting of all of Executive’s stock options and/or other stock awards (or any substitute stock options or stock awards), as applicable, shall be accelerated in full and (ii) the term and the period during which Executive’s stock options may be exercised shall be extended to twelve (12) months after the date of Executive’s termination of employment; provided, that, in no event shall such options be exercisable after the expiration date of such options as set forth in the stock option grant notice and/or agreement evidencing such options.”

3.               The last sentence of Section 14(b) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“The reduction of Executive’s Payments pursuant to this Section 14, if applicable, shall be made by first reducing the acceleration of Executive’s stock option vesting (if any) and the acceleration of the vesting of Executive’s other stock awards (if any), and then by reducing the payments under Section 10(e)(v), (iv), (ii), (iii) and (i), in that order, unless an alternative method of reduction is elected by Executive, subject to approval by the Company, and in any event shall be made in such a manner as to maximize the economic present value of all Payments actually made to Executive, determined by the Accounting Firm as of the date of the Change in Control for purposes of Section 280G of the Code using the discount rate required by Section 280G(d)(4) of the Code.”

4.               Section 15(a) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“(a) Taxes. Except as specifically set forth herein, Executive agrees to be responsible for the payment of any taxes due on any and all compensation, stock options and/or other stock awards, or other benefits provided by the Company pursuant to this Agreement.”

5.               Except as modified herein, the terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

6.               This First Amendment may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance.

7.          If any contest or dispute shall arise under this First Amendment, each party hereto shall bear its own legal fees and expenses.

8.          This First Amendment and all disputes relating to this First Amendment shall be governed in all respects by the laws of the State of Colorado as such laws are applied to agreements between Colorado residents entered into and performed entirely in Colorado. The parties hereto acknowledge that this First Amendment constitutes the minimum contacts to establish personal jurisdiction in Colorado and agree to a Colorado court’s exercise of personal jurisdiction. The parties hereto further agree that any disputes relating to this First Amendment shall be brought in courts located in the State of Colorado.

9.          This First Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. The execution of this First Amendment may be by actual or facsimile signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each duly executed this FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT effective as of the date and year first written above.

ALLOS THERAPEUTICS, INC.

By:	/s/ Paul L. Berns
Name:	Paul Berns
Title:	CEO

EXECUTIVE:

/s/ Marc H. Graboyes
MARC H. GRABOYES

Signature Page to First Amendment to
Amended and Restated Employment Agreement